Exhibit 5.01

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA ● ASIA PACIFIC ● EUROPE

April 12, 2019

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 23,246,650 common units representing limited partner interests in the Partnership (the “Common Units”) issuable upon conversion of the Series D Cumulative Convertible Preferred Units (the “Series D Preferred Units” and, together with the Common Units, the “Units”) issued by the Partnership to the selling unitholders named in the Registration Statement (the “Selling Unitholders”) in connection with the offer and sale of the Common Units from time to time by the Selling Unitholders.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined: (i) the Registration Statement and the exhibits thereto; (ii) the Certificate of Limited Partnership of the Partnership, as amended to the date hereof; (iii) the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 20, 2018; (iv) the Certificate of Limited Partnership of Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), as amended to the date hereof; (v) the First Amended and Restated Limited Partnership Agreement of the General Partner, dated April 16, 2001, as amended to the date hereof; (vi) the Certificate of Formation of NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”); (vii) the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, dated July 20, 2018; and (viii) the resolutions adopted by the board of directors of NuStar GP (the “Board”) relating to the Registration Statement and the issuance of the Units. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of NuStar GP and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of NuStar GP.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

NuStar Energy L.P.
April 12, 2019

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Common Units have been duly authorized, and when issued by the Partnership upon conversion of the Series D Preferred Units pursuant to the terms of the Partnership Agreement, will be validly issued and the holders of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such persons will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP